EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 1/11/08
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	1.34%	2.33%	2.33%
Class B Units	1.33%	2.31%	2.31%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED JANUARY 11, 2008
Grant Park reported trading gains during the past week, mainly on higher commodity prices.  Positions in the soft/agricultural commodities, metals and interest rate markets provided the bulk of the fund’s gains; losses came mainly from the energy sector.

Long positions in the soft/agricultural commodities sector were profitable after grain prices rallied on reports that stocks of wheat and corn were at historically low levels.  The US Department of Agriculture reported that wheat inventories were at their lowest levels since 1947 and corn stocks were 20% lower than a year ago.  The news sent grain prices higher across the board as analysts suggested that wheat, soybean and corn would have to compete for additional acreage over the coming months.  Corn settled the week at an 11-year high of $4.95 per bushel, up more than 28 cents for the week; soybeans traded to an all-time high of $13.1025 per bushel before settling a little more than 36 cents higher at $12.9875.

Gold prices rose to new all-time highs as analysts suggested that the spike in food prices pushed investors to purchase the precious metal as protection against inflation.  The February contract on COMEX gained $32 and briefly traded above $900 before closing the week at $897.70 per ounce; long positions in silver also reported gains after the March contract rallied more than 90 cents to close at $16.37 per ounce.

Long positions in the interest rate sector gained ground after dovish comments from Federal Reserve Chairman Ben Bernanke, indicating that the central bank is ready to act to prevent the US economy from heading into recession, sent fixed income prices higher.  Long positions in the Eurodollar and Japanese Government Bonds posted the largest gains.

Lastly, energy prices fell during the week, resulting in losses for long positions.  Crude oil fell $5.22 for the week, settling at $92.69 per barrel as analysts suggested that a weakened US economy could lessen the demand for fuel.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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